WACKENHUT CORRECTIONS CORPORATION

Filing Type:
4
Description:
Statement of Changes of Beneficial
Ownership
Filing Date:
May 2, 2003
Period End:
May 1, 2003

Primary Exchange:
New York Stock Exchange
Ticker:
WHC

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Glanton, Richard H.
   Wackenhut Corrections Corporation
   One Park Place, Suite 700
   621 NW 53rd Street
   Boca Raton, FL  33487
   USA
2. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   May, 2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1. Title of Security       |2.    |3.    |4.Securities Acquired (A)
|5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |
Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |
Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |
Owned
at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |
End
of Month     |ect(I)|                           |


Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned

1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title
and
Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of
Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |
Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|
|Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |
|rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|
|       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|
Title
and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of
Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |
|       |Month       |(I)|            |
_______________________________________________________________________________

Phantom Common Stock U|7.5054  | (2) |    | |           |   |     |     |Common
Stock|       |       |4,615.46    |D  |            |
nits (1)              |        |     |    | |           |   |     |     |
|       |       |            |   |            |
-------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |26.125  |     |    | |           |   |4/23/|4/22/|Common
Stock|       |       |2,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |98   |08   |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option| 18.3750|     |    | |           |   | 5/6/| 5/5/| Common
Stock|      |       |2,000       |D  |            |
(Right to Buy)       |        |     |    | |           |   |99   |09   |
|       |       |            |   |            |
--------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option| 11.95  |     |    | |             |   |5/3/0|5/3/1|Common
Stock|      |       |2,000       |D  |            |
(Right to Buy)       |        |     |    | |             |   |1    |1    |
|       |       |            |   |            |
-------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |15.90   |     |    | |           |   |5/2/0|5/2/1|Common
Stock|       |       |2,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |2    |2    |
|       |       |            |   |            |
-------------------------------------------------------------------------------
-----------------------------------------------|
Director Stock Option |14.00   |5/1/0|A   | |2,000      |A  |5/1/0|5/1/1|Common
Stock|       |       |2,000       |D  |            |
(Right to Buy)        |        |3    |    | |           |   |3    |3    |
|       |       |            |   |            |
_______________________________________________________________________________
_______________________________________________|

Explanation of Responses:
NOTES:
(1) Adjustments for stock splits or dividends made at time of payment.
(2) Represents the weighted average price for 5/3/00 grant of 1,070.86 units at $7.9375, 5/4/00 grant of 317.46 units at $7.8750 and 5/16/00 grant of 210.53 units at $7.1250.

SIGNATURE OF REPORTING PERSON
/s/ Richard H. Glanton BY Kenneth J. Mendell
DATE
May 2, 2003